EXHIBIT 99.1

[THE WET SEAL INC. LETTERHEAD]

Results

contact: Walter Parks, Executive Vice President/CAO

(949) 699-3922

THE WET SEAL, INC. ANNOUNCES

FISCAL 2003 FIRST QUARTER RESULTS

FOOTHILL RANCH, CA, May 22, 2003 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported a net loss of $0.29 per share for the first quarter ended May 3, 2003, as compared to net earnings of $0.28 per diluted share for the first quarter last year.

Net sales for the first quarter totaled $123.6 million, compared with net sales of $156.6 million for the prior year’s first quarter. Comparable store sales declined 25.5 percent in the first quarter, representing a drop in the number of transactions from a year ago, when the company experienced an 8.2 percent comparable store sales increase.

“As expected, we continued to work through some challenges in the first quarter and made progress in our efforts to refresh our product offerings and reconnect with our core customer base,” said Irving Teitelbaum, chairman and interim chief executive officer. “We were encouraged by the month-to-month improvement in our comparable store sales trend during the quarter and by a good Easter holiday week. However, we have been disappointed by lower sales in late April and early May. While it is too early to forecast sales or bottom line results for the second quarter, we could see May comparable store sales somewhat weaker than seen in April.”

Teitelbaum added, “While sales have not rebounded as quickly or as strongly as we had initially expected, we are looking forward to better prospects for the second half of the year, particularly as we roll out the important back-to-school line, which should reach stores in mid-July. Our team has been working very hard on developing the appropriate merchandise offering for the back-to-school season, not only in terms of the fashion direction, which we are very excited about, but also in terms of execution, ensuring merchandise is received on a more consistent and timely basis.”

Gross profit as a percentage of sales for the quarter declined 13.5 percent from last year’s first quarter. Nearly three quarters of this decline reflected de-leveraging of fixed occupancy and buying costs caused by the sales decline, with approximately one quarter reflecting higher markdowns than last year, also the result of the weaker sales pace. Selling, general and administrative expenses were lower this year than in the comparable prior year period, as expected, reflecting the benefits of the company’s cost reduction efforts for general and administrative costs as well as store selling expenses.

The company’s balance sheet remains strong, with cash and investments totaling $93.2 million and no debt. At quarter’s end, inventory, at cost, totaled $35.1 million, reflecting a seven percent increase in inventory per square foot over the prior year period, when the company was experiencing much stronger sales, but a sixteen percent decline from the first quarter two years ago. The company noted that it continues to take an aggressive position on markdowns to clear slow-moving inventory. As a result, despite the slower sales pace, the relative age of the inventory at quarter’s end was equal to or better than the inventory on hand at the end of the first quarter last year.

Capital expenditures for the first quarter were $8.8 million, reflecting the twenty new stores opened during the quarter, the costs incurred to date for stores scheduled to open in the second quarter, as well as for thirteen completed store remodels and four store remodels underway by the end of the quarter. The company still expects total capital expenditures for fiscal 2003 to be less than $17.5 million.

During the quarter, the company opened sixteen Wet Seal Stores, three Arden B. stores and one Zutopia store, bringing the total number of stores in operation at quarter’s end to 621, versus 579 a year ago. The company closed four Wet Seal/Contempo stores and one Arden B. store during the quarter.

The company continued its stock repurchase program, with 124,500 shares repurchased during the first quarter. This brings the total shares repurchased, since the October 2002 authorization for repurchase by the Board, to nearly 1,072,000 shares.

The company will host a conference call at 9:00 a.m. Pacific Time today to further review these results. To listen to the call, please dial (888) 515-2781 and provide ID# 541844. A replay of the call will be available through May 29, 2003. To access the replay, please call (888) 203-1112 and provide the ID number above. Any questions regarding the conference call should be directed to the company’s investor relations department at (949) 699-4007.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 621 stores in 47 states, the District of Columbia and Puerto Rico, including 489 Wet Seal stores, 101 Arden B. stores and 31 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

THE WET SEAL, INC.

SUMMARY STATEMENT OF OPERATIONS

(000'S OMITTED, EXCEPT SHARE DATA)

	13 WEEKS ENDED
	May 3, 2003	May 4, 2002
	(unaudited)	(unaudited)
Net Sales	$123,615	$156,620
Gross Margin	24,725	52,544
S, G & A expense	38,223	39,592

Operating income (loss)	(13,498)	12,952
Interest income	401	1,000

Income (loss) before taxes	(13,097)	13,952
Provision (benefit) for income taxes	(4,584)	5,232

Net income (loss)	$(8,513)	$8,720
Net income (loss) per share, basic	$(0.29)	$0.29
Net income (loss) per share, diluted	$(0.29)	$0.28
Weighted average shares outstanding, basic	29,575,162	30,121,793
Weighted average shares outstanding, diluted	29,575,162	31,594,562

THE WET SEAL, INC.

CONSOLIDATED BALANCE SHEETS

	May 3, 2003	Feb 1, 2003
ASSETS	(unaudited)
Cash and cash equivalents	$11,986	$21,969
Short-term investments	49,336	39,237
Merchandise inventory	35,128	31,967
Other current assets	28,511	29,931

Total current assets	124,961	123,104
Property and equipment, net	112,257	109,781
Long-term investments	31,855	33,639
Goodwill, net	6,323	6,323
Other assets	11,611	11,778

Total assets	$287,007	$284,625

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable	$13,575	$13,827
Accounts payable—merchandise	32,448	22,248
Accrued liabilities	23,651	22,520

Total current liabilities	69,674	58,595
Deferred rent	9,684	9,315
Other long-term liabilities	5,482	5,392

Total long-term liabilities	15,166	14,707
Total stockholders’ equity	202,167	211,323

Total liabilities and stockholders’ equity	$287,007	$284,625

NOTE:	Certain reclassifications have been made to the prior year financial statements to conform to the fiscal 2003 presentation.